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                                                                    EXHIBIT 12.1
                         SUPERVALU INC. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                             For Fiscal Years Ended


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
(In thousands, except ratios)                2002         2001         2000         1999         1998
                                           ---------    ---------    ---------    ---------    ---------
Earnings before income taxes               $ 343,703    $ 154,357    $ 447,454    $ 316,261    $ 384,780

Less undistributed earnings of less than
  fifty percent owned affiliates:
                                             (13,450)      (9,429)      (6,605)      (5,943)      (7,388)
                                           ---------    ---------    ---------    ---------    ---------

Earnings before income taxes                 330,253      144,928      440,849      310,318      377,392

Interest expense                             194,294      212,898      154,482      124,111      133,619

Interest on operating leases                  35,971       29,047       23,838       18,574       18,010
                                           ---------    ---------    ---------    ---------    ---------

                                           $ 560,518    $ 386,873    $ 619,169    $ 453,003    $ 529,021
                                           =========    =========    =========    =========    =========
 Total fixed charges                         230,265      241,945      178,320      142,685      151,629
                                           =========    =========    =========    =========    =========
Ratio of earnings to fixed charges              2.43         1.60         3.47         3.17         3.49
                                           =========    =========    =========    =========    =========
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